Report of Independent Auditors

To the Shareholders and
Board of Directors of North American Funds Variable Product Series II

In planning and performing our audit of the financial statements of North American Funds Variable Product Series II (comprised of North
American International Growth Fund, North American - Goldman Sachs
Large Cap Growth Fund, North American - INVESCO Mid Cap Growth
Fund, North American - J.P. Morgan Small Cap Growth Fund, North
American - State Street Large Cap Value Fund, North American -
Neuberger Berman Mid Cap Value Fund, North American Small Cap
Value Fund, North American - AG Socially Responsible Fund, North
American - AG High Yield Bond Fund, North American - AG Strategic
Bond Fund, North American - AG Core Bond Fund, North American -
AG 2 Money Market Fund, North American - AG Aggressive Growth
Lifestyle Fund, North American - AG Moderate Growth Lifestyle Fund, and North American - AG Conservative Growth Lifestyle Fund), for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of North American Funds Variable Product Series II is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of management of North American Funds Variable Product Series II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

							ERNST & YOUNG
LLP


Houston, Texas
October 10, 2001